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                 WIND RIVER CEO ANNOUNCES INTENTION TO STEP DOWN

ALAMEDA, Calif., April 22, 1999 -- Wind River Systems, Inc. (NASDAQ: WIND), today announced that Ronald A. Abelmann, President and Chief Executive Officer, will relinquish his responsibilities as President and Chief Executive Officer after the annual meeting of stockholders to be held on June 24, 1999. Mr. Abelmann advised the Board of Directors of his decision at a regularly scheduled meeting held earlier today. He will remain on the Board following this change.

The Board will initiate an immediate search for a new Chief Executive. In the interim, to effect a smooth transition, the company will be headed by Jerry L. Fiddler, Chairman of the Board, and Mr. Abelmann in a newly-created Office of the Chairman.

"Wind River has enjoyed tremendous growth under Ron's leadership," Mr. Fiddler remarked. "Since he took the helm five years ago, our revenues have grown tremendously, increasing nearly five-fold, and we are now the leader in the embedded systems market. Ron has been an invaluable asset. We are pleased that Ron will remain on our Board and continue to work with the company as a valued advisor."

"This has been an incredible growth period for me and for Wind River," said Mr. Abelmann. "I do not regard this as my leaving the company but more as a role change. I will remain fully engaged in the success of the company, and in its transition to a new, world-class CEO."

WIND RIVER SYSTEMS, INC.

Wind River Systems, Inc., an ISO 9001 registered company, is the leading provider of integrated software development tools for real-time embedded applications in the Internet, telecommunications, data communications, office automation, networking, computer peripherals, medical, automotive, industrial, aerospace and multimedia markets. Through the industry's most comprehensive product line and customer support, Wind River enables customers to develop and reuse application software across a variety of products and platforms, shortening development cycles and improving time-to-market. Incorporated in 1983, Wind River is headquartered in Alameda, Calif., with representation worldwide. Wind River reported revenues of $129.4 million in fiscal 1999, a 40 percent increase from fiscal 1998.


Note to Editors: Wind River Systems and the Wind River Systems logo are trademarks or registered trademarks of Wind River Systems, Inc.

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